UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 11, 2016
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, NM  87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of EMCORE Corporation (the “Company”) previously approved, subject to stockholder approval, amendments to the EMCORE Corporation 2012 Equity Incentive Plan (the “2012 Plan”) that would, among other changes, (1) increase the limit on the aggregate number of shares of common stock that may be delivered pursuant to awards granted under the 2012 Plan by 500,000 shares to a new aggregate share limit of 2,500,000 shares; (2) make shares exchanged or withheld by the Company to satisfy any purchase price and tax withholding obligations related to options or “full value awards” (such as restricted stock or stock unit awards), and the total number of shares subject to stock appreciation rights (whether or not issued) count against the 2012 Plan’s share limit and no longer available for new grants under the 2012 Plan; (3) implement a maximum grant date fair value limit for awards granted to non-employee directors under the 2012 Plan during any one calendar year of $250,000 (or $350,000 in the case of awards to a non-employee director serving as Chairman of the Board or Lead Independent Director at the time of grant, or to a newly elected or appointed non-employee director during the first calendar year of service), (4) expressly allow the administrator to permit or require participants to defer awards granted under the 2012 Plan, (5) extend the term of the 2012 Plan until March 11, 2026; and (6) extend the performance-based award feature of the 2012 Plan through the first annual meeting of stockholders that occurs in 2021. The Company’s stockholders approved the amendments to the 2012 Plan on March 11, 2016.

The following summary of the 2012 Plan is qualified in its entirety by reference to the text of the 2012 Plan, which is attached as Exhibit 10.1 and is incorporated herein by this reference.

The Compensation Committee of the Board, or, in certain instances, its designee, administers the 2012 Plan. The administrator of the 2012 Plan has broad authority under the 2012 Plan to, among other things, select participants and determine the type(s) of award(s) that they are to receive, and determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award.

Persons eligible to receive awards under the 2012 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries.

The types of awards that may be granted under the 2012 Plan include stock options, stock appreciation rights, stock purchase rights, restricted stock, restricted stock units, performance units, and share awards.

The maximum number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the 2012 Plan is equal to 2,500,000 (all of which may be issued with respect to incentive stock options). Shares subject to outstanding awards that are settled in cash will be available for issuance under the 2012 Plan; however any shares exchanged or withheld by the Company to satisfy any purchase price and tax withholding obligations related to options or “full value awards,” as well as the total number of shares subject to any stock appreciation rights will count against the share limit and will not be available for issuance under the 2012 Plan.

Item 5.07    Submission of Matters to a Vote of Security Holders.

(a)On March 11, 2016, the Company held its 2016 Annual Meeting of Shareholders in Pasadena, California.
(b)Below are the voting results for the matters submitted to the Company's shareholders for a vote at the Annual Meeting:

(1)    The election of the following Class B director nominees to the Company's Board, to serve a three-year term expiring in 2019.  Each nominee was elected as director with the following vote:

CLASS B DIRECTOR NOMINEES
Nominee	Votes For	Withheld	Broker Non-Votes
Rex S. Jackson	16,816,663	918,939	4,604,588
Jeffrey Rittichier	16,797,254	938,348	4,604,588

(2)     A proposal to ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2016.  This proposal was approved by shareholders with 22,174,905 votes in favor, 156,812 votes against and 8,473 abstentions.

(3)     A proposal to approve, on an advisory basis, executive compensation of the Company's Named Executive Officers.  This proposal was approved by shareholders with 8,537,986 votes in favor, 8,496,803 votes against, 700,813 abstentions and 4,604,588 broker non-votes.

(4)     A proposal to approve certain amendments to the 2012 Plan above, including increasing the number of shares of common stock available for issuance under the plan by 500,000 shares. This proposal was approved by shareholders with 15,547,235 votes in favor, 1,477,402 votes against, 710,965 abstentions and 4,604,588 broker non-votes.

Item 7.01 Regulation FD Disclosure.

The Company previously announced it expected to approve a cash dividend or distribution to shareholders, with the timing and amount to be determined following completion of the review of the Company’s cash needs.  The Company’s board of directors has decided not to pay a cash dividend to shareholders at this time and is continuing to evaluate strategic alternatives and opportunities to determine the best course of action, which may include but is not limited to a cash dividend.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1†	EMCORE Corporation 2012 Equity Incentive Plan, as amended and restated on January 13, 2016.

† Management contract or compensatory plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: March 14, 2016	By: /s/ Mark Weinswig Name: Mark Weinswig Title: Chief Financial Officer